Exhibit 23.7

Consent of Qualified Person
In accordance with the requirements of Regulation S-K 1300 Modernization of Property Disclosures §229.1302(b)(4)(iv)

Report Description
Report titled “Technical Report Summary of a Definitive Feasibility Study of the Ewoyaa Lithium Project”
(“Report”)
Piedmont Lithium Inc.
(“Company”)
Ewoyaa Lithium Project
(“Deposit”)
February 26, 2024
(“Date of Report”)
Statement
I, Noel O'Brien, of Trinol Pty Ltd., confirm that:
•In connection with any Securities Act filings or Exchange Act report and any amendment, supplement, or exhibit thereto, I consent to:
oThe filing and use of the Technical Report Summary titled “Technical Report Summary of a Definitive Feasibility Study of the Ewoyaa Lithium Project in Ghana” (“TRS – Definitive Feasibility Study”) in connection with the Company’s 10-K filing with an approximate filing date of February 28, 2024; and,
oThe use of the Trinol Pty Ltd.. name, including our status as an expert or Qualified Person (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission) in connection with the TRS – Definitive Feasibility Study; and,
oThe information derived, summarized, quoted or reference from the TRS – Definitive Feasibility Study, or portions thereof, that were prepared by us, that we supervised the preparation of and/or that was reviewed or approved by us, that is reported or incorporated by reference into a Security Act filing.
•I have read and understood the requirements of the Regulation S-K 1300 Modernization of Property Disclosures.
•I am a “Qualified Person” as defined by Regulation S-K, and to the activity for which I am accepting responsibility.
•I have reviewed the Technical Report Summary to which this Consent Statement applies.
•I am a full-time employee of Trinol Pty Ltd. who has been engaged by Piedmont Limited. Inc. to prepare the documentation for the Ewoyaa Lithium Project on which the Report is based, for the period ended on December 31, 2023.
I verify that the Report is based on and fairly and accurately reflects in the form and context in which it appears, the information in our supporting documentation relating to:
oSection 1 – Executive Summary
oSection 10 - Mineral Processing and Metallurgical Testing
oSection 14 - Processing and Recovery Methods
oSection 22.3 - Interpretation and Conclusions - Metallurgy Testing
oSection 22.4 – Interpretation and Conclusions - Recovery Methods
oSection 23.3 – Recommendations - Metallurgy Testing / Recovery Methods
oSection 25 – Reliance on Information Provided by the Registrant

CONSENT

I consent to the filing of the Technical Report Summary by Piedmont Lithium Inc. (“Reporting Company”)

Additional Reports related to the Deposits for which the Qualified Person signing this form is accepting responsibility:

•The Reporting Company’s Annual Reports (10-K) for the next 12 months;
•The Reporting Company’s Quarterly Reports for the next 12 months;
•The Reporting Company’s Investor Presentations for the next 12 months;
•The Reporting Company’s future press releases for the next 12 months, until such time that the Report is superseded or this consent is otherwise withdrawn;
•The Reporting Company’s exhibition booths at any conferences for the next 12 months; and
•Any other releases, presentations and promotional material made by the Reporting Company during the next 12 months, until such time that the exploration target included in the Report is superseded or this consent is otherwise withdrawn.

/s/ Noel O'Brien	February 27, 2024
Signature of Competent Person	Date

Fellow of AusIMM	226758
Professional Membership	Membership Number

/s/ Justin Veenendaal	Justin Veenendaal
Signature of Witness	Print Witness Name